Exhibit 99.1

Chico’s FAS, Inc. Reports Grant of Performance-Based Employment Inducement Award
Pursuant to NYSE Rule 303A.08

FORT MYERS, Fla. – August 20, 2019 – Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced that the Human Resources, Compensation and Benefits Committee of the Company’s Board of Directors, composed solely of independent directors (the “Committee”) has granted a performance-based equity inducement award to Bonnie Brooks in connection with her previously announced appointment as President and Chief Executive Officer of the Company.

As detailed in the Company’s separately filed 8-K/A filed on August 20, 2019, the number of units earned under the award is subject to achievement of a minimum performance requirement relating to comparable sales improvement, as well as the performance of the Company’s stock price over a specified period of time.

This grant is intended to provide a strong incentive for Ms. Brooks to stabilize the Company’s performance and the management team and re-ignite growth. After the August 20, 2019 equity grants made in connection with her appointment as President and Chief Executive Officer, Ms. Brooks will not be eligible for additional annual equity grants until fiscal 2021, and any such grants will be at the discretion of the Committee.

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Pursuant to New York Stock Exchange Rule 303A.08, the Committee granted an employment inducement award of performance share units with a target of 700,000 units (100% payout) and a maximum of 1,050,000 units (150% payout), with each unit representing one share of the Company’s common stock (the “PSU Inducement Award”), to Ms. Brooks as provided by the terms of the letter agreement she and the Company entered into in connection with her employment as President and Chief Executive Officer of the Company and as previously disclosed on July 18, 2019.

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The PSU Inducement Award was granted on August 20, 2019 and includes a performance period beginning with the third quarter of fiscal 2019 and ending on the last day of fiscal 2021. Subject to achievement of a minimum performance requirement relating to comparable sales improvement, the number of units earned under the PSU Inducement Award will be between zero and the maximum based on the Company’s highest 20-trading day average closing stock price during the final 15 months of the

Exhibit 99.1

performance period. Subject to earlier forfeiture or accelerated vesting under certain circumstances, the PSU Inducement Award will be paid, to the extent earned, following the end of the performance period.

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The Committee approved the PSU Inducement Award as a material inducement to Ms. Brooks’ employment with the Company and granted the PSU Inducement Award outside of the Company’s shareholder-approved Amended and Restated 2012 Omnibus Stock and Incentive Plan in reliance on the employment inducement award exemption contained in New York Stock Exchange Rule 303A.08.

ABOUT CHICO'S FAS, INC.
The Company, through its brands – Chico's, White House Black Market, Soma and TellTale™ –is a leading omnichannel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 4, 2019, the Company operated 1,410 stores in the U.S. and Canada and sold merchandise through 84 international franchise locations in Mexico and one domestic franchise airport store. The Company's merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels.

For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199